Exhibit 107
Calculation of Filing Fee Tables
Form
S-8
(Form Type)
XPeng Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A ordinary shares, par value US$0.00001 per share (2)	Other (3)	20,000,000 (4)	US$10.3850 (3)	US$207,700,000	.00015310	US$31,798.87

Total Offering Amounts					US$207,700,000		US$31,798.87

Total Fee Offsets							—

Net Fee Due							US$31,798.87

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, the registration statement to which this exhibit 107 is a part (the “Registration Statement”) includes an indeterminate number of Class A ordinary shares, par value US$0.00001 (the “Class A Ordinary Shares”) of the Registrant, which may be offered and issued under the 2025 Share Incentive Scheme (the “2025 Scheme”), to prevent dilution from stock splits, stock dividends or similar transactions.

(2)
These Class A Ordinary Shares may be represented by the Registrant’s American depositary shares (“ADSs”), each of which represents two Class A Ordinary Shares. ADSs issuable upon deposit of the securities registered hereby have been registered under separate registration statements on Form
F-6
dated December 9, 2020, May 14, 2021, May 22, 2023 and September 13, 2024.

(3)
Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Registrant’s ADSs as reported on the New York Stock Exchange on September 12, 2025 divided by two, the then Class A Ordinary
Share-to-ADS
ratio.

(4)	Represents 20,000,000 Class A Ordinary Shares to be registered under the Registration Statement and reserved for issuance with respect to the awards under the 2025 Scheme.